Exhibit 99.1

For Immediate Release

iPass Reports First Quarter 2004 Results
First Quarter Revenues $40.7 million, up 8.5% over Prior Quarter

REDWOOD SHORES, Calif., April 22, 2004 /PRNewswire-FirstCall/ — iPass Inc. (Nasdaq: IPAS) today announced financial results for its first quarter ended March 31, 2004. iPass is a leading provider of services and software which allow an enterprise’s mobile workers to connect easily and securely to their corporate networks.

Revenues for the first quarter ended March 31, 2004 were $40.7 million, representing a 33% increase over revenues of $30.5 million for the same period last year and an 8.5% increase over revenues of $37.5 million for the quarter ended December 31, 2003.

“This is a strong quarter for iPass,” said Ken Denman, iPass Chairman and CEO. “The quarter represents the achievement of increased revenues and profitability, and continued strong free cash flow generation. Our best-of-class secure connectivity solution, partnerships and unmatched geographic presence all contributed to our success in the first quarter of 2004. Additionally, we added nearly a dozen more Forbes Global 2000 customers and several key strategic partners, while surpassing half a million unique active users in a single month for the first time, further evidencing our continued business momentum.”

GAAP Results: Operating income for the first quarter 2004 was $7.1 million, representing a 61% increase over operating income of $4.4 million for the same period last year. Net income, calculated on the basis of generally accepted accounting principles (GAAP), for the first quarter 2004 was $4.7 million, or $0.07 per diluted share, based on 66.0 million fully diluted shares outstanding, compared with $2.3 million, or $0.04 per diluted share, based on 55.9 million fully diluted shares outstanding, for the first quarter 2003.

Non-GAAP Results: The following numbers are non-GAAP financial measures and exclude non-cash amortization of stock-based compensation. Investors are encouraged to refer to the table that reconciles the company’s GAAP results to its non-GAAP results in the back of this press release. Non-GAAP net income for the first quarter 2004 was $5.5 million, or $0.08 per diluted share, based on 66.0 million fully diluted shares outstanding, compared with $3.3 million, or $0.06 per diluted share, based on 55.9 million fully diluted shares outstanding, for the same period last year.

Business Highlights

Business highlights for the first quarter 2004 included:

•	The company added 11 more Forbes Global 2000 customers to its growing customer base.

•	The company reported that there were 521,000 distinct end users of its services in the month of March 2004 compared with 341,000 in March 2003 and 447,000 in December 2003.

•	In March, iPass integrated T-Mobile’s North American network of over 4,000 Wi-Fi hotspots at important airports as well as Borders Books and Music, Kinko’s and

Starbucks across the United States. The combination of the largest commercial Wi-Fi service in the United States with the world’s largest virtual network represents a major step toward the adoption of Wi-Fi by the enterprise.

•	Also in March, iPass integrated the growing footprint of Cometa Networks hotspots at venues such as Barnes & Noble Bookstores and Tully’s Coffee Shops.

•	iPass surpassed 10,000 broadband access points in 30 countries, including over 8,600 active Wi-Fi hotspots and Ethernet service in the rooms of over 1,300 hotels.

•	iPass entered into an agreement with Unisys Corporation, in which Unisys will become a reseller of iPass’ global enterprise connectivity services. Unisys will resell the iPass service in conjunction with its own managed security services offerings for VPN, anti-virus protection and authentication. Unisys managed security services address enterprises’ requirements to provide customers, partners and other users with ubiquitous yet highly secure access to information and resources.

•	The company ended the first quarter with $147 million in cash, cash equivalents and short-term investments and no debt. This total compares to a balance of $139 million at the end of the December 2003 quarter. During the first quarter, this balance increased by $8 million due principally to strong positive cash flow from operations.

Company Projections

The following statements are based on information available to iPass today, and the company does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking and actual results may differ materially.

For the quarter ended June 30, 2004, the company projects revenue growth of approximately seven and one half to eight percent over the March quarter. For the quarter ended June 30, 2004, the company projects fully diluted GAAP earnings per share to be approximately $0.08. Fully diluted non-GAAP earnings per share, for the same period, are projected to be approximately $0.09. The difference between projected fully diluted GAAP earnings per share and projected non-GAAP earnings per share of $0.01 is based on expected amortization of stock-based compensation of $645,000 for the second quarter of 2004, divided by an expected 66.6 million fully diluted shares outstanding, resulting in the $0.01 difference.

Conference Call

The company will host a public conference call today to discuss its financial results and outlook and current corporate developments at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

This call is being webcast by CCBN and can be accessed at iPass’ web site at: http://investor.ipass.com/phoenix.zhtml?c=91479&p=irol-Calendar. The webcast will be available until the company’s next earnings call.

A taped replay of this call will be available for two weeks following the call. The dial-in numbers for the replay are 888.286.8010 (U.S. and Canada) and 617.801.6888 (International). The ID number for the call is: 73072415.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in

CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About iPass Inc.

iPass Inc. delivers enterprises simple, secure and manageable connectivity services for mobile workers as they move between office, home, and remote locations. iPass combines its global network of dial-up, Ethernet and the world’s largest Wi-Fi footprint with support for campus wireless LANs and home broadband connections to deliver a unified and comprehensive solution. The award-winning iPassConnectTM user interface, centralized management, leading security features and powerful policy enforcement have made iPass services the choice of hundreds of Global 2000 corporations including General Motors, Dow Corning and Underwriters Laboratories. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.

iPass® is a registered trademark of iPass Inc.

     iPass’ projections of future financial results are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties including: volatility in the telecommunications and technology industries, which may make it difficult for iPass to expand its services; rapidly emerging changes in the nature of markets served by the company, which may not be compatible with the company’s services; and increased competition, which may cause pricing pressure on the fees iPass charges. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in the company’s Annual Report on Form 10-K under the caption “Factors Affecting Operating Results” in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2004 and available at the SEC’s website at www.sec.gov. The company undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

     iPass provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. iPass believes that this presentation of non-GAAP net income and non-GAAP earnings per share, excluding the effect of amortization of stock-based compensation, provides additional useful information to management and investors. Specifically, amortization of stock-based compensation is a non-cash expense, and management currently expects that once the company’s deferred stock-based compensation reflected on its balance sheet is fully amortized, iPass will not, absent changes in financial reporting requirements, report additional stock-based compensation expense. Consequently, management excludes the effect of amortization of stock-based compensation for budgeting purposes, as well as analyzing the underlying performance of the company. Management believes that although GAAP measures are important for investors to understand, providing investors with these non-GAAP measures provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of iPass.

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2004	2003
Revenues	$40,695	$30,498
Operating expenses:
Network access	9,052	7,081
Network operations	4,735	3,233
Research and development	3,210	2,246
Sales and marketing	11,544	9,712
General and administrative	4,227	2,861
Amortization of stock-based compensation (a)	787	975

Total operating expenses	33,555	26,108
Operating income	7,140	4,390
Other income (expense), net	491	(119)
Income before income taxes	7,631	4,271
Provision for income taxes	2,934	1,961

Net income	$4,697	$2,310

Net income per share:
Basic	$0.08	$0.17
Diluted	$0.07	$0.04
Number of shares used in per share calculations:
Basic	59,345,997	13,863,164
Diluted	65,972,452	55,923,204
A reconciliation between net income on a GAAP basis and Non-GAAP net income is as follows:
GAAP net income	$4,697	$2,310
(a) Amortization of stock-based compensation	787	975

Non-GAAP net income	$5,484	$3,285

A reconciliation between diluted net income per share on a GAAP basis and Non-GAAP diluted net income per share is as follows:
GAAP diluted net income per share	$0.07	$0.04
Per share effect of amortization of stock-based compensation	0.01	0.02

Non-GAAP diluted net income per share	$0.08	$0.06

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,734	$45,646
Short-term investments	112,326	93,639
Accounts receivable, net	23,268	20,658
Prepaid expenses and other current assets	3,029	3,310
Deferred income tax asset	14,361	17,341

Total current assets	187,718	180,594
Property and equipment, net	10,199	8,288
Other assets	1,178	1,235

Total assets	$199,095	$190,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,843	$7,421
Accrued liabilities	10,966	10,974

Total current liabilities	19,809	18,395

Total liabilities	19,809	18,395

Stockholders’ equity:
Common stock	61	60
Additional paid-in capital	230,639	229,026
Notes receivable from stockholders	(2,611)	(2,831)
Deferred stock-based compensation	(3,450)	(4,326)
Accumulated other comprehensive income	282	125
Accumulated deficit	(45,635)	(50,332)

Total stockholders’ equity	179,286	171,722

Total liabilities and stockholders’ equity	$199,095	$190,117

Contact

iPass Inc., Redwood Shores

Investors
Bryan R. Parker
Director of Finance & IR
650-232-4170
bparker@ipass.com

Media
John Sidline
Public Relations Manager
650-232-4112
jsidline@ipass.com